EXHIBIT 99.1

                               NASDAQ SYMBOL: LASE


                  LASERSIGHT INCORPORATED RECEIVES $7.5 MILLION
                FROM NIDEK CO., LTD. TO COMPLETE PATENT AGREEMENT

ST. LOUIS, MO (Feb 12, 1998) -- LaserSight Incorporated (Nasdaq: LASE), and Nidek Co., Ltd. concluded a business transaction that granted Nidek certain patent rights in exchange for $7.5 million in cash, including $200,000 being withheld for Japanese taxes.

In August 1997, LaserSight acquired from International Business Machines Corporation (IBM) the patent rights for using an ultraviolet laser to remove human tissue. LaserSight transferred an exclusive worldwide license for cardiovascular and vascular uses to an unaffiliated company for $4 million in September 1997.

LaserSight has retained current patent ownership rights within the United States and has transferred to Nidek the ownership of the ophthalmic related non-U.S. patents. In addition, Nidek now has a nonexclusive license to use the U.S. patents.

Nidek now holds the ophthalmic patent rights in Australia, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Spain, Sweden, Switzerland and the United Kingdom. Nidek will be entitled to receive certain future royalties relating to such patent rights from LaserSight, Summit Technology, Inc. and VISX, Incorporated within Nidek's territory. Nidek's acquisition does not affect any licensees' rights under outstanding license agreements relating to non-U.S. patents that have been previously granted to LaserSight and other companies.

LaserSight will continue to have the exclusive right to use and sublicense the non-U.S. patents in all fields other than ophthalmic, cardiovascular and vascular.

The transactions are not expected to result in either a gain or loss for the current period. It will, however, reduce LaserSight's amortization expense over the remaining life of the patents. The transactions also will result in approximately $1.2 million of prepaid royalties that will be amortized to income over time.

An agreement was reached for partial redemption of LaserSight's Series B Stock. To obtain the necessary consent of LaserSight's Series B Preferred Stockholders for the Nidek transaction, the company granted to the preferred shareholders an option to require the company to repurchase up to $3,510,000 face amount of the Series B Preferred Stock at any time through July 10, 1998. At the same time, the preferred shareholders granted the company an option for it to repurchase the same $3,510,000 face amount of preferred stock at any time between May 10, 1998, and July 10, 1998.

The exercise price of both repurchase options is 120 percent of the face amount of the Series B Preferred Stock to be repurchased. Either repurchase of preferred stock would be funded from a blocked account into which the company deposited $4.2 million dollars of proceeds from the Nidek transaction for the exclusive benefit of the preferred shareholders.

LaserSight Incorporated is a technology company dedicated to providing quality laser-based solutions for refractive, medical and other innovative applications, especially in the vision correction industry. The company sells its laser system in more than 30 countries, and provides consulting and education programs for ophthalmologists.

Founded in 1971, Nidek provides surgical and diagnostic products for vision care throughout the world. The company is based in Gamagori, Japan, and works in more than 90 countries through a network of wholly owned subsidiaries and specialist independent distributors.

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.

                                      # # #

For additional information please contact:    Julie Tockman, APR
                                              Director, Corporate Relations
                                              LaserSight Incorporated
                                              (314) 469-3220 Ext. 3060

      Visit us on the Internet at www.lase.com